NEWS RELEASE
UNISYS



Media Contact:
Elizabeth Douglass, Unisys, 215-986-6583
                    Elizabeth.douglass@unisys.com

Investor Contact:
Jim Kerr, Unisys, 215-986-5795
                  jim.kerr@unisys.com



UNISYS REPORTS 23% GROWTH IN EARNINGS PER SHARE AND STRONG CASH
FLOW IN SECOND QUARTER OF 2003

COMPANY MEETS FINANCIAL TARGETS FOR QUARTER AND REAFFIRMS EARNINGS OUTLOOK FOR FULL-YEAR 2003

BLUE BELL, Pa., July 17, 2003 -- Unisys Corporation (NYSE: UIS) today reported 23% year-over-year growth in its second-quarter 2003 earnings per share, within its targeted EPS range for the quarter. Unisys also reported second-quarter 2003 revenue growth and strong cash flow from operations, as the company continues to benefit from its end-to-end, value-added business strategy.

Unisys reported second-quarter 2003 net income of $52.5 million, or 16 cents per share, compared to net income of $42.2 million, or 13 cents per share, in the second quarter of 2002. Revenue for the second quarter of 2003 increased 5% to $1.43 billion from revenue of $1.36 billion in the year-ago quarter. Currency had a 4 percentage-point positive impact on the company's revenue in the second quarter, as the U.S. dollar weakened against most major currencies worldwide.

COMMENTS FROM CHAIRMAN AND CEO LARRY WEINBACH

"We continue to execute in a tough IT spending environment," said Unisys Chairman and CEO Lawrence A. Weinbach. "By staying focused on our value-added strategy and being highly selective in the opportunities we pursue, we continued our consistent financial performance and met our financial targets for the quarter. We achieved this earnings growth despite significantly lower pension income, which declined to $8 million in the quarter from $34 million in the year-ago period.

"I was particularly pleased with the performance of our services business, where revenue grew 12% in the quarter and where we have made good progress in our three key priority areas of outsourcing, consulting and systems integration, and security services. Our outsourcing business showed continued strong double-digit growth as we benefit from our expanding client base and the rollout of recent large contract wins, including our work with the U.S. Transportation Security Administration. We also saw growth in consulting and systems integration, and enterprise security solutions.

"We also continue to make progress against the key growth objective in our technology business -- namely, to increase sales and market share in our high-end, Intel-based ES7000 servers," Weinbach said. "While the technology market remains weak overall, our ES7000 server revenue grew more than 50% in the quarter from year-ago levels. This was our fourth consecutive quarter of year-over-year double-digit sales growth for the ES7000 line, demonstrating our building momentum in this emerging market. We are steadily building our base of satisfied ES7000 users around the world, many of whom are purchasing follow-on systems and placing multi-unit orders."

In the second quarter, Unisys announced a range of new services and products that expand its offerings in its strategic growth areas. In the services business, Unisys announced its Business Blueprinting initiative, which is designed to help clients create digital roadmaps for their organizations in order to improve their flexibility, reduce system development time, and eliminate unnecessary costs. Unisys also continued to expand its enterprise security solutions, including the introduction of a new suite of identity management solutions for Microsoft Windows-based environments. In its technology business, the company launched its ES7000/400 line of servers, a major expansion of the ES7000 family based on Intel's new 64-bit Itanium 2 processors.

OVERALL COMPANY HIGHLIGHTS

Unisys said total worldwide orders showed single-digit gains in the second quarter. Double-digit gains in services orders offset order declines for technology products. U.S. orders, led by the U.S. Federal government sector, showed strong double-digit growth, while international orders experienced double-digit declines.

U.S. revenue grew 12% in the second quarter to $668 million compared to $595 million in the year-ago period. U.S. revenue growth in the quarter was driven primarily by growth in the company's U.S. Federal government business.
Revenue in international markets declined 1% to $757 million from $765 million a year ago. On a constant currency basis, revenue in international markets declined 9% in the quarter.

Unisys reported an overall second-quarter 2003 gross profit margin of 27.5% compared to 29.7% in the year-ago period. Operating profit margins declined to 6.0% from 7.1% in the year-ago quarter. The decline in the company's profit margins in the quarter primarily reflected significantly lower pension income compared to the year-ago quarter.

Selling, general, and administrative (SG&A) expenses declined slightly from second-quarter 2002 levels. SG&A expenses represented 17.0% of revenue in the second quarter of 2003 compared to 18.1% of revenue in the year-ago quarter.

BUSINESS SEGMENT HIGHLIGHTS

Customer revenue in the company's services business grew 12% in the second quarter. Unisys reported double-digit growth in outsourcing and in systems integration and consulting, and a slight decline in infrastructure services. Primarily reflecting the lower levels of pension income, gross profit margins in the services business declined 1.9 percentage points from year-ago levels to 20.0%, and services operating margins declined .3 percentage points from a year ago to 5.5%.

Customer revenue in the company's technology business declined 18% in the second quarter, reflecting continued weak conditions in the technology market, particularly in Europe and Latin America. Within enterprise servers, sales of Intel-based ES7000 servers showed substantial growth over year-ago levels, while ClearPath system sales showed double-digit declines. Gross margins in the technology business declined slightly from year-ago levels to 46.6%. Technology operating margins decreased 4.4 percentage points from a year ago to 7.8%, reflecting lower volume and the impact of lower pension income in the quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

Unisys generated $113 million of cash flow from operations in the second quarter compared to $3 million in the year-ago quarter. The improvement in cash flow from operations primarily reflected the company's continued focus on working capital, including higher levels of customer prepayments. Cash expenditures for prior restructuring actions were $14 million in the second quarter of 2003 compared to $28 million in the year-ago quarter.

Capital expenditures in the second quarter of 2003 were $100 million, including $77 million invested in revenue-generating projects. This compared to capital expenditures of $102 million, including $79 million for revenue-generating projects, in the year-ago quarter. The company had $382 million of cash on hand at June 30, 2003.

On July 1, 2003 Unisys finalized a new three-year unsecured credit agreement that replaced a $450 million three-year facility due to expire in March 2004. The new facility is supported by 15 U.S. and international banks and provides an increased commitment to $500 million, with terms similar to the previous agreement. The new facility will be used to support the company's ongoing operating and working capital needs.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2003, Unisys reported net income of $91.0 million, or 28 cents per share, compared to first-half 2002 net income of $74.9 million, or 23 cents per share. Revenue for the first six months of 2003 was $2.82 billion compared to revenue of $2.72 billion in the first half of 2002.

BUSINESS OUTLOOK

"With half the year behind us, we are on track to achieve our strategic and financial objectives for 2003," Weinbach said. "While the global business environment remains challenging, we are growing our revenue and earnings and steadily improving the profitability of our underlying operations. As we enter the third quarter and the vacation season, we expect to see the usual seasonal weakness in technology sales, particularly in Europe. Still, with our existing backlog and a significant pipeline of potential services business, we believe we can achieve earnings per share in the 15 - 20 cents range on modest revenue growth in the third quarter. We continue to look for a strong fourth-quarter close, and we remain comfortable with our previous expectation for full-year 2003 earnings per share in the 77 - 82 cents range."

CONFERENCE CALL

Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS

Unisys is a worldwide information technology services and solutions company. Our people combine expertise in systems integration, outsourcing, infrastructure, server technology and consulting with precision thinking and relentless execution to help clients, in more than 100 countries, quickly and efficiently achieve competitive advantage. For more information, visit www.unisys.com

FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect the company's future financial results are discussed more fully in the company's periodic reports as filed with the Securities and Exchange Commission.
###
RELEASE NO.: 0703/8319   (See accompanying financial information)
<http://www.unisys.com/about__unisys/news_a_events/07178319.htm>

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                           Three Months          Six Months
                           Ended June 30        Ended June 30
                        ------------------   ------------------
                           2003      2002       2003      2002
                         --------  --------   --------  --------
Revenue
  Services               $1,163.4  $1,039.3   $2,270.4  $2,088.5
  Technology                261.6     320.5      553.5     633.8
                         --------  --------   --------  --------
                          1,425.0   1,359.8    2,823.9   2,722.3
Costs and expenses
  Cost of revenue:
    Services                906.8     793.1    1,789.3   1,595.5
    Technology              126.1     162.2      255.4     333.0
                         --------  --------   --------  --------
                          1,032.9     955.3    2,044.7   1,928.5
  Selling, general and
    administrative          242.4     245.5      486.1     490.9
  Research and development   63.7      62.0      130.5     127.1
                         --------  --------   --------  --------
                          1,339.0   1,262.8    2,661.3   2,546.5
                         --------  --------   --------  --------
Operating income             86.0      97.0      162.6     175.8

Interest expense             18.4      18.1       34.1      35.6
Other income
 (expense), net              10.6     (16.0)       7.2     (28.4)
                         --------  --------   --------  --------
Income before income taxes   78.2      62.9      135.7     111.8
Provision for income taxes   25.7      20.7       44.7      36.9
                         --------  --------   --------  --------
Net income                  $52.5     $42.2      $91.0     $74.9
                         ========  ========   ========  ========
Earnings per share
Basic                      $  .16    $  .13     $  .28    $  .23
                         ========  ========   ========  ========
Diluted                    $  .16    $  .13     $  .28    $  .23
                         ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                   328,783   322,832    327,996   322,150
                         ========  ========   ========  ========
  Diluted                 331,149   324,262    329,987   323,785
                         ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
June 30, 2003
------------------
Customer revenue      $1,425.0              $1,163.4      $261.6
Intersegment                       ($89.2)       6.3        82.9
                      --------   --------   --------    --------
Total revenue         $1,425.0     ($89.2)  $1,169.7      $344.5
                      ========   ========   ========    ========

Gross profit percent     27.5%                 20.0%       46.6%
                      ========              ========    ========
Operating profit
  percent                 6.0%                  5.5%        7.8%
                      ========              ========    ========
Three Months Ended
June 30, 2002
------------------
Customer revenue      $1,359.8              $1,039.3      $320.5
Intersegment                       ($82.9)      14.2        68.7
                      --------   --------   --------    --------
Total revenue         $1,359.8     ($82.9)  $1,053.5      $389.2
                      ========   ========   ========    ========

Gross profit percent     29.7%                 21.9%       46.8%
                      ========              ========    ========
Operating profit
  percent                 7.1%                  5.8%       12.2%
                      ========              ========    ========

Six Months Ended
June 30, 2003
------------------
Customer revenue      $2,823.9              $2,270.4      $553.5
Intersegment                      ($159.2)      11.9       147.3
                      --------   --------   --------    --------
Total revenue         $2,823.9    ($159.2)  $2,282.3      $700.8
                      ========   ========   ========    ========

Gross profit percent     27.6%                 19.4%       48.3%
                      ========              ========    ========
Operating profit
  percent                 5.8%                  4.3%        9.5%
                      ========              ========    ========
Six Months Ended
June 30, 2002
------------------
Customer revenue      $2,722.3              $2,088.5      $633.8
Intersegment                      ($163.6)      25.7       137.9
                      --------   --------   --------    --------
Total revenue         $2,722.3    ($163.6)  $2,114.2      $771.7
                      ========   ========   ========    ========

Gross profit percent     29.2%                 21.8%       44.7%
                      ========              ========    ========
Operating profit
  percent                 6.5%                  5.4%       10.0%
                      ========              ========    ========

                        UNISYS CORPORATION
                   CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                         June 30,   December 31,
                                           2003         2002
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $381.8       $301.8
 Accounts and notes receivable, net          957.9        955.6
 Inventories
   Parts and finished equipment              144.7        165.3
   Work in process and materials             128.6        127.5
 Deferred income taxes                       312.8        311.3
 Other current assets                         94.6         84.5
                                        ----------   ----------
 Total                                     2,020.4      1,946.0
                                        ----------   ----------
Properties                                 1,663.9      1,542.7
 Less accumulated depreciation
   and amortization                        1,004.8        932.9
                                        ----------   ----------
 Properties, net                             659.1        609.8
                                        ----------   ----------
Investments at equity                        125.6        111.8
Marketable software, net                     328.8        311.8
Deferred income taxes                      1,476.0      1,476.0
Goodwill                                     165.1        160.6
Other long-term assets                       379.8        365.4
                                        ----------   ----------
 Total                                    $5,154.8     $4,981.4
                                        ==========   ==========

Liabilities and stockholders' equity
Current liabilities
 Notes payable                               $17.7        $77.3
 Current maturities of long-term debt          2.2          4.4
 Accounts payable                            472.9        532.5
 Other accrued liabilities                 1,195.1      1,341.4
 Income taxes payable                        246.4        228.9
                                        ----------   ----------
 Total                                     1,934.3      2,184.5
                                        ----------   ----------
Long-term debt                             1,046.7        748.0
Accrued pension liabilities                  682.3        727.7
Other long-term liabilities                  489.4        465.2
Stockholders' equity
 Common stock                                  3.3          3.3
 Accumulated deficit                        (582.6)      (673.5)
 Other capital                             3,788.4      3,763.1
 Accumulated other comprehensive loss     (2,207.0)    (2,236.9)
                                        ----------   ----------
 Stockholders' equity                      1,002.1        856.0
                                        ----------   ----------
 Total                                    $5,154.8     $4,981.4
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)

                                              Six Months Ended
                                                  June 30
                                             ------------------
                                               2003       2002
                                             -------    -------
Cash flows from operating activities
Net income                                     $91.0      $74.9
Add (deduct) items to reconcile
 net income to net cash provided
 by operating activities:
Depreciation and amortization
 of properties                                  88.9       74.6
Amortization:
 Marketable software                            59.9       61.0
 Deferred outsourcing contract costs            16.5        9.0
(Increase) in deferred
 income taxes, net                              (1.5)      (2.2)
(Increase) decrease in receivables, net         (6.6)     132.6
Decrease in inventories                         19.5       72.7
(Decrease) in accounts payable
 and other accrued liabilities                (169.8)    (302.5)
Increase (decrease) in income
 taxes payable                                  17.5       (2.3)
(Decrease) in other liabilities                (22.5)     (22.0)
(Increase) in other assets                     (39.1)    (131.5)
Other                                           (5.6)      48.3
                                             -------    -------
Net cash provided by operating activities       48.2       12.6
                                             -------    -------
Cash flows from investing activities
 Proceeds from investments                   2,387.5    1,476.7
 Purchases of investments                   (2,421.7)  (1,490.6)
 Investment in marketable software             (76.9)     (71.2)
 Capital additions of properties              (112.0)    (106.1)
 Purchases of businesses                        (2.0)      (3.9)
                                             -------    -------
Net cash used for investing activities        (225.1)    (195.1)
                                             -------    -------
Cash flows from financing activities
 Proceeds from issuance of long-term debt      293.3
 Net (reduction in) proceeds from
   short-term borrowings                       (59.6)      39.0
 Proceeds from employee stock plans             13.9       16.1
 Payments of long-term debt                     (3.0)      (1.2)
                                             -------    -------
Net cash provided by financing activities      244.6       53.9
                                             -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                           12.3        3.8
                                             -------    -------
Increase (decrease) in cash
  and cash equivalents                          80.0     (124.8)
Cash and cash equivalents, beginning of
 period                                        301.8      325.9
                                             -------    -------
Cash and cash equivalents, end of period      $381.8     $201.1
                                             =======    =======